February 22, 1995



Dear Jim Dore:

	Global Industries, Ltd. (the "Company") considers it essential to the best interest of the Company and its shareholders that its management and key employees be encouraged to remain with the Company and to continue to devote full attention to the Company's business in the event of a change in control of the Company, whether through a tender offer, a negotiated merger or sale of the Company's business or otherwise. In this connection, the Company recognizes that the possibility of a change in control and the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel and key employees to the detriment of the Company and its shareholders. Accordingly, the Company's Board of Directors (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company under the circumstances described below.

	In order to induce you to remain in the employ of the Company or its subsidiary, this letter agreement ("Agreement") sets forth the severance benefits which this Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a Change in Control of the Company under the circumstances described below.

	Nothing herein shall be construed to prevent either you or the Company from terminating your employment at any time, for cause or otherwise, subject only to the specific payment and other provisions hereinafter provided for under certain circumstances in the event a Change in Control of the Company shall have occurred prior to the date your termination becomes effective.

        1. CONTINUED EMPLOYMENT. This confirms that you have advised the Company that, in consideration of, among other things, the Company's entering into this Agreement with you, it is your present intention to remain in the employ of the Company or its subsidiary unless and until there occurs a Change in Control of the Company. This Agreement shall commence on the date hereof and shall continue until December 31, 1995; provided, however, that commencing on January 1, 1996 and each January 1st thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 30 days prior to such January 1st date, the Company shall have given notice that it does not wish to extend this Agreement. Notwithstanding anything to the contrary contained in this paragraph 1, (a) it is agreed that if a Change in Control occurs while this Agreement is in effect, then this Agreement shall not be subject to termination and shall remain in effect for two years after such Change in Control, and if within such two-year period any termination occurs that would entitle you to the benefits hereunder, this Agreement shall remain in effect in accordance with its terms, and (b) the Company may terminate this Agreement at any time upon your Total Disability (as defined in paragraph
2).

        2. DEFINITIONS. For purposes of this Agreement, the following terms has the meaning set forth below:

	"Cause" shall mean only (a) if termination shall have been the result of an act or acts of dishonesty on your part constituting a felony and resulting, or intending to result, directly or indirectly, in gain or personal enrichment at the expense of the Company or (b) upon the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to mental or physical illness) after a demand in writing for substantial performance is delivered to you by the Board of Directors of the Company, which demand specifically identifies the manner in which the Board of Directors of the Company believes that you have not substantially performed your duties, and such failure to perform your duties results in demonstrably material injury to the Company. Your employment shall in no event be considered to have been terminated by the Company for Cause if such termination took place as the result of
(i) bad judgment or negligence on your part, or (ii) any act or omission without intent of gaining therefrom, directly or indirectly, a profit to which you were not legally entitled, or
(iii) any act or omission believed by you in good faith to have been in or not opposed to the interest of the Company, or
(iv) any act or omission in respect of which a determination is made that you met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the by-laws of the Company or the laws of the State of Louisiana or the directors and officers liability insurance of the Company, in each case as in effect at the time of such act or omission.
You shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors of the Company at a meeting called and held for the purpose
(after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board of Directors of the Company), finding that in the good faith opinion of the Board of Directors of the Company you were guilty of conduct set forth above in clauses (a) or (b) of the first sentence of this definition and specifying the particulars thereof in detail.

	"Change in Control" shall mean (i) any merger, consolidation or other reorganization in which the Company shall not be the surviving entity (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the dissolution or liquidation of the Company;
(iii) the sale, lease or exchange or agreement to sell, lease or exchange all or substantially all of the assets of the Company to any other person or entity (other than a wholly-owned subsidiary of the Company); (iv) the acquisition, directly or indirectly, of the beneficial ownership of more than 50% of the issued and outstanding shares of the Common Stock of the Company by any individual or entity (except William J. Dore or any of his affiliates), including a "group" as contemplated by
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, except an underwriter or similar entity in connection with a public offering of Common Stock, alone or in concert with others; or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

	"Date of Termination" shall mean the date on which your employment relationship with the Company ends and shall be (a) if this Agreement is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period); (b) if your employment is terminated for Cause, the date on which a Notice of Termination is given; (c) if your employment is terminated by you for Good Reason, the date specified in the Notice of Termination; and (d) if your employment is terminated for any other reason, fifteen (15) calendar days following the date on which a Notice of Termination is given; provided that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

	"Good Reason" shall mean:

        (a) without your express written consent, the assignment to you of any duties inconsistent with your positions, duties, responsibilities and status with the Company or its subsidiaries immediately prior to a Change in Control, or a change in your reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control, or any removal of you from or any failure to re-elect you to any of such positions, except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your death or by you other than for Good Reason;

        (b) a reduction by the Company in your total compensation for the fiscal year in which the Change in Control occurred from your total compensation in the fiscal year immediately preceding the year in which the Change in Control occurred (assuming for purposes of determining whether a reduction has occurred that total compensation in the year preceding the fiscal year in which the Change in Control occurred consisted of your base salary for that year plus bonus or incentive compensation in an amount equal to the highest bonus or incentive compensation you received in any of the three years immediately preceding the year in which the Change in Control occurred) or the failure by the Company to increase your total salary and bonus or incentive compensation (based on actual salary and bonus or incentive compensation) each year after a Change in Control by an amount which at least equals, on a percentage basis, the mean average percentage increase in total compensation for all officers of the Company during the three full fiscal years immediately preceding a Change in Control of the Company;

        (c) a failure by the Company to continue a bonus or incentive compensation plan or policy substantially on the basis in effect prior to the Change in Control, or a failure by the Company to continue you as a participant on at least the same basis as your participation for the fiscal year immediately preceding a Change in Control;

        (d) if your employment immediately before the Change in Control occurred was at the Company's principal executive offices, the relocation of the Company's principal executive offices to a location outside Lafayette, Louisiana or in any event if the Company requires you to be based at a distance greater than 30 additional commuting miles from your principal residence during the normal work week as compared with the distance you commuted to the office of the Company where you were based immediately prior to the Change in Control, except for required travel on the Company's business to an extent substantially consistent with your business travel obligations prior to the Change in Control, or in the event you consent to any such relocation of the Company's principal executive offices or consent to being based at the greater commuting distance described above, the failure by the Company to pay (or reimburse you for) all reasonable moving expenses incurred by you relating to a change of your principal residence in connection with such relocation and to indemnify you against any loss in accordance with the Company's relocation program, as in effect immediately prior to the Change in Control;

        (e) the failure by the Company to continue in effect any benefit or compensation plan in addition to the bonus or incentive compensation plan, including its retirement plans, life insurance plan, health and accident plan or disability plan in which you are participating at the time of a Change in Control of the Company (or plans providing you with substantially similar benefits) and stock option and stock purchase plans providing you with substantially similar benefits as the Company plans in existence immediately before the Change in Control, or the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits under any of such plans or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control, or the failure by the Company to provide you with the number of paid vacation days to which you are then entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect immediately prior to the Change in Control;

        (f) the failure of the Company to obtain an assumption of this Agreement by any successor as contemplated in paragraph 5 hereof; or

        (g) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements set forth in the definition thereof (and, if applicable, the requirements set forth in the definition of Cause); and for purposes of this Agreement, no such purported termination shall be effective.

	"Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provisions so indicated. With respect to termination by you for Good Reason, the Notice of Termination shall state that you have made a good faith determination that, due to a Change in Control, you are not able effectively to discharge your duties.

	"Retirement" shall mean termination of your employment with your consent in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

	"Total Disability" shall mean that, as a result of your incapacity due to physical or mental illness, you shall have been absent from you duties with the Company or its subsidiary on a full-time basis for a period of one year and a physician selected by you is of the opinion that (i) you are suffering from "total disability" as defined in any long-term disability plan or program of the Company or (ii) you will qualify for Social Security Disability Payment and (iii) within thirty (30) days after Notice of Termination is given to you by the Company, you shall not have returned to the full-time performance of your duties.

        3.  COMPENSATION UPON TERMINATION OR DURING DISABILITY.

	No benefits shall be payable under this Agreement unless a Change in Control shall have occurred and either your employment by the Company has terminated or you are not performing your duties as a result of incapacity due to physical or mental illness. If your employment by the Company or any subsidiary or successor thereto shall be terminated within two years after a Change in Control, then the Company will, as additional compensation for services rendered to the Company (including its subsidiaries), pay to you the following amounts (subject to any applicable payroll or other taxes required to be withheld and employee benefit premiums):

        (a) During any period that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary and incentive compensation at the rate then in effect until this Agreement is terminated pursuant to paragraph 1 hereof. Thereafter, your benefits shall be determined in accordance with the Company's long-term disability plan, or a substitute plan then in effect.

        (b) If your employment shall be terminated for Cause, the Company shall pay your full base salary and incentive compensation through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to you under this Agreement.

        (c) If the Company shall terminate your employment other than due to death, Disability, Retirement or for Cause or if you shall terminate your employment for Good Reason, then the Company shall pay to you in a lump sum, no later than the fifth business day following the Date of Termination, the following amounts:

            (i) (A) your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and (B) an amount equal to the highest bonus or incentive compensation which you received for any one of the three fiscal years immediately prior to the fiscal year which includes the Date of Termination times a fraction, the numerator of which is the number of days elapsed in the fiscal year to and including the Date of Termination and the denominator of which is 365;

            (ii) in lieu of any further salary payments to you for periods subsequent to the Date of Termination, an amount equal to (A) 2.99 times (B) the higher of (1) the highest annual salary plus bonus paid to you in any of the five fiscal years preceding the year in which the Date of Termination occurs or (2) your "annualized includable compensation for the base period" (hereinafter, "Annualized Includable Compensation") as defined in Section 280G(d)(1) of the Internal Revenue Code of 1986, as amended (the "Code");

            (iii) all options held by you granted under a Company stock option plans, irrespective of whether such options are then exercisable, shall be surrendered to the Company by you and such options shall be canceled by the Company, in exchange for a cash payment by the Company in an amount equal to the number of shares of the Company's common stock subject to your option multiplied by the difference between (x) and (y) where (y) equals the purchase price per share covered by the option and (x) equals the closing sale price of a share of common stock on any exchange on which such shares are traded or quoted as of the date of the Notice of Termination, or on the next day on which shares are traded if none are traded on that day and
(ii) unrestricted ownership of all shares granted to you under the Company's Restricted Stock Plan will vest in you, as of the date of the Notice of Termination;
            (iv) an amount equal to the difference between the amount you are entitled to receive under the Company's retirement plans in a lump sum upon termination of employment and the amount you would be entitled to receive in a lump sum as of the Date of Termination if you had a 100% vested interest in your accounts on the Date of Termination; and

            (v) the Company shall also pay all relocation and indemnity payments as set forth in clause (d)of the definition of Good Reason, and all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement). In addition, the Company hereby agrees in the event you should desire to relocate within one year after the Date of Termination, to apply all terms of its relocation policy then in effect for internal transfers and to indemnify you in connection with any loss you may sustain in the sale of your residence.

        (d) Unless you are terminated as a result of death or for Cause, the Company shall Cause you to continue to be covered, without any cost to you in excess of the cost borne by you prior to the Change in Control, under health, medical and dental benefits and life insurance comparable to those in effect immediately prior to the Change in Control including, but not limited to, medical, dental, life insurance, accidental death and dismemberment, and long term disability benefits. Such continuation shall (i) also apply to your dependents (including your spouse) who were covered under such benefits immediately prior to the Change in Control and (ii) apply for two years after the Date of Termination; provided, however, that if Employee (and/or his spouse) would have been entitled to retiree medical coverage for life under the Company's medical plans had he voluntarily retired on the date of such termination, then such coverage shall be continued as provided under such plans.

        (e) Upon your termination of employment for any reason, all country club memberships, luncheon clubs and other memberships, which the Company was providing for your use at the time Notice of Termination was given, to the extent possible shall be transferred to you, at no cost to you (other than taxes), the cost of transfer, if any, to be borne by the Company.

        (f) Upon your termination for any reason, the Company shall enable you to purchase the automobile, if any, which the Company was provided for your use at the time of termination at dealer's wholesale cost as in effect at the Date of Termination.

        (g) Notwithstanding the foregoing, if the Company shall terminate your employment other than for death, Disability, Retirement or for Cause or if you shall terminate your employment for Good Reason, the aggregate compensation payable hereunder and any other payments to you that are determined to be "parachute payments" under
Section 280G(b)(2) of the Code shall not equal or exceed three times your Annualized Includable Compensation. In the event that such payments would exceed such amount, the compensation herein described determined to be parachute payments shall be reduced to an amount that is one dollar less than three times your Annualized Includable Compensation, and you shall have the right to specify to the Company the items of compensation and the amounts thereof to be reduced in order to achieve the reduction. You agree to cooperate with the Company by so specifying prior to the time payments are due under the terms of this Agreement and that, in the event of an overpayment, you shall immediately upon demand pay such excess to the Company together with interest thereon at a rate equal to the federal interest rate determined by reference to Section 1274(b)(2) of the Code. The determination of Annualized Includable Compensation shall be made by either the independent public accounting firm or any firm of counsel (general or special) which had been employed by the Company prior to the Change in Control, at the Company's election, and such determination shall be binding on you and the Company.

        (h) If you are a party to an employment agreement with the Company, in the event of any termination of your employment to which this Agreement would apply by its terms, you shall have all of the benefits provided under either this Agreement or such other agreement, whichever one (in its entirety) you choose, but not under both agreements, and when you have elected which agreement shall apply, the other agreement shall be superseded in its entirety and shall be of no further force or effect, and neither party shall have any obligation to the other thereunder.

        4. PAYMENT OBLIGATION ABSOLUTE. The Company's obligation to pay (or cause one of its subsidiaries to pay) you the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its subsidiaries) may have against you or anyone else. All amounts payable by the Company (including its subsidiaries hereunder) shall be paid without notice or demand. You shall not be required to mitigate the amount of any payment or benefit provided for you herein by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by you as a result of employment by another employer after the Date of Termination, or otherwise.

        5. SUCCESSORS, BINDING AGREEMENT. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitled you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you had terminated your employment after a change in control of the Company for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.

        6. NOTICE. Any termination by the Company shall be communicated by written Notice of Termination to the other party thereto. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        7. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board (which shall in any event include the Company's Chief Executive
Officer). No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Louisiana. The obligation to pay amounts under this Agreement is an unfunded obligation of the Company (including its subsidiaries), and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company (including its subsidiaries).

	This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof restrict the right of the Company (or its subsidiaries) to discharge you at will.

        8. VALIDITY. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        9. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        10. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New Orleans, Louisiana in accordance with the rules of the American Arbitration Association then in effect; provided that all arbitration expenses shall be borne by the Company. Notwithstanding the pendency of any dispute or controversy concerning termination or the effects thereof, the Company will continue to pay you twice monthly your full compensation in effect immediately before any Notice of Termination giving rise to the dispute was given (including, but not limited to, base salary and bonus or incentive pay) and continue you as a participant in all compensation, benefit and insurance plans in which you were then participating, until the dispute is finally resolved. Subject only to item (vii) of paragraph 3, amounts paid under this paragraph are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

	If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                            Sincerely,

                `                           Global Industries, Ltd.


                                            By:
                                                ------------------------
                                            Name:
                                                  ----------------------
                                            Title:
                                                   ---------------------


AGREED TO THIS        DAY
               ------
OF                    , 1995
   -------------------


Name:
     -------------------------
Title:
       -----------------------